UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
______________________________________________________________________________________

2)	Aggregate number of securities to which transaction applies:
______________________________________________________________________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________________________

4)	Proposed maximum aggregate value of transaction.
______________________________________________________________________________________

5)	Total fee paid:
______________________________________________________________________________________

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
______________________________________________________________________________________

2)	Form, Schedule or Registration Statement No.:
______________________________________________________________________________________

3)	Filing Party:
______________________________________________________________________________________

4)	Date Filed:
______________________________________________________________________________________

Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301
____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: May 16, 2013

To Titan Stockholders:

The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., an Illinois corporation (Titan or the Company), is to be held on Thursday, May 16, 2013, at 11:00 a.m. Eastern Time, at The Waldorf Astoria, 301 Park Avenue, New York City, New York, 10022, to consider and act upon the following matters:

1)	Elect Maurice M. Taylor Jr. as director to serve for a three-year term and until his successors is elected and qualified;

2)	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2013;

3)	Approve the Titan International, Inc. Executive Short-Term Incentive Plan;

4)	Approve a non-binding advisory resolution on executive compensation; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan's board of directors has fixed the “record date” to be the close of business on March 18, 2013. Only those stockholders whose names appear of record at the Company's close of business on March 18, 2013, as holders of record of Titan common stock, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. With this Proxy Statement, a copy of Titan's Annual Report including Form 10-K for year ended December 31, 2012, is enclosed for your information.

All stockholders are invited to attend the Annual Meeting. Stockholders can help the Company avoid unnecessary costs and delay by completing and promptly returning the enclosed proxy card. Alternatively, you may authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Meeting Attendance: Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

Please Vote: Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 5, 2013	Secretary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date: May 16, 2013

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on May 16, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. This Proxy Statement and accompanying form of proxy will be first mailed to stockholders on or about April 5, 2013. Although the Company's Annual Report to Stockholders including Form 10-K for year ended December 31, 2012, is being mailed with the Proxy Statement, it is not part of the proxy soliciting material.

VOTING PROCEDURES

Qualifications to Vote
Holders of shares of common stock of the Company (Common Stock) at the close of business on March 18, 2013, (the Record Date) will be entitled to receive notice of and vote at the Annual Meeting.

Shares Entitled to Vote
On the Record Date of March 18, 2013, there were 53,514,431 shares of Titan's Common Stock outstanding which will be entitled to vote at the Annual Meeting.

Votes per Share
Holders of Titan's Common Stock (the Common Stockholders) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote
To consider and act upon the following matters:
Proposal #1: Election of Mr. Taylor as director,
Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,
Proposal #3: To approve the Titan International, Inc. Executive Short-Term Incentive Plan,
Proposal #4: To approve a non-binding advisory resolution on executive compensation, and such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Time and Place
The Annual Meeting of Stockholders of Titan International, Inc., an Illinois corporation, will be held on Thursday, May 16, 2013, at 11:00 a.m. Eastern Time, at The Waldorf Astoria, 301 Park Avenue, New York City, New York, 10022.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting, proof of Titan common stock ownership as of the Record Date of March 18, 2013, must be presented, in addition to valid photo identification.

VOTING PROCEDURES (continued)

Voting by Proxy
Stockholders are asked to complete and promptly return the enclosed proxy card by mail or authorize a proxy by using telephone or Internet options as instructed on the proxy card. If you vote by telephone or Internet, you do not need to mail back your proxy card.

Recommendations by Board of Directors
The Board of Directors unanimously recommend that you vote FOR all the following proposals:
Proposal #1: Election of Mr. Taylor as director,
Proposal #2: Ratification of independent registered public accounting firm of Grant Thornton LLP,
Proposal #3: To approve Titan International, Inc. executive short-term incentive plan,
Proposal #4: To approve a non-binding advisory resolution on executive compensation.

Quorum for Annual Meeting
Common Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of the Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (in cases when a broker has delivered a proxy that has authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

Procedures
All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Proposal #1, #2, #3 and #4, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Vote Required to Approve Proposals
Proposal #1: The votes of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting are required for the election of Mr. Taylor as director.

Proposal #2: Ratification of the independent registered public accounting firm Grant Thornton LLP, requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
The Titan International, Inc. Executive Short-Term Incentive Plan will be approved if Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting vote in favor of the plan.

Proposal #4:
The non-binding advisory vote on executive compensation will be deemed to be approved if Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting vote in favor of the resolution.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved, and so are equivalent to votes against a proposal (other than the election of directors). Broker non-votes will have no impact on the outcome of any of the matters to be considered at the Annual Meeting.

VOTING PROCEDURES (continued)

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation and proxy bearing a later date or by voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael G. Troyanovich, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301.

Cost of Proxy Solicitation
The costs of solicitation of proxies will be borne by the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

Company's Transfer Agent
Computershare                Physical address:
P.O. Box 358015                480 Washington Blvd.
Pittsburgh, PA 15252-8015        Jersey City, NJ 07310-1900

Stockholder Information: (877) 237-6882    Agent web site: www.bnymellon.com/shareowner/equityaccess

Common Stock Data
Titan's common stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will judge the voting and be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results in a Form 8-K.

Please Vote
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Telephone and Internet voting are also offered.

Directions
You are cordially invited to attend Titan's annual meeting of stockholders on May 16, 2013 at 11:00 a.m. Eastern Time. The meeting will be held at The Waldorf Astoria in New York City, New York. The Waldorf Astoria is located at 301 Park Avenue, New York City, New York, 10022. You may call The Waldorf Astoria at (212) 355-3000 for further direction information.

Proxy Notice
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on May 16, 2013.

This Notice of Annual Meeting of Stockholders and Proxy Statement are available at the Company's website: www.titan-intl.com.

PROPOSAL #1 - Election of Maurice M. Taylor Jr. as Class I Director

The Board of Directors recommends that stockholders vote FOR Maurice M. Taylor Jr. as Class I Director nominee standing for election to serve until the 2016 Annual Meeting.

The Company's Bylaws provide for three classes of directors of approximately equal numbers designated as Class I, Class II and Class III. Each director is elected for a three-year term and the term of each Class expires in a different year. With the exception of the Chairman & Chief Executive Officer (Mr. Taylor), all directors are independent as defined in the New York Stock Exchange listing standards. The Nominating/Corporate Governance Committee recommended to the Board of Directors that Maurice M. Taylor Jr. stand for election as a Class I director to serve until the 2016 Annual Meeting. The Board has put forth the slate of nominees consisting of Maurice M. Taylor Jr. to stand for election at the 2013 Annual Meeting. Mr. Taylor is a current director of the Company and has consented to serve as a director if elected.

In the unexpected event that the nominee for director becomes unable to serve before the Annual Meeting, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating/Corporate Governance Committee. The following is a brief description of the business experience of the nominee for at least the past five years.

Maurice M. Taylor Jr.
Mr. Taylor is chairman of the Company's Board of Directors and Chief Executive Officer. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a management-led buyout by investors, including Mr. Taylor, who is 68 years old. Mr. Taylor has been in the manufacturing business for more than 30 years and has an engineering degree from Michigan Tech. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering and innovation that enhances the Board of Director's overall qualifications. Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington. With Mr. Taylor's knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions.

PROPOSAL #2 - Ratification of Independent Registered Public
Accounting Firm of Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR its selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for 2013.

Grant Thornton LLP has served the Company as the independent registered public accounting firm during the year ended December 31, 2012, and has been selected by the Audit Committee to serve as the independent registered public accounting firm for the present year of 2013. If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the 2014 audit year.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders in attendance.

PROPOSAL #3 - To Approve the Titan International, Inc. Executive Short-Term Incentive Plan

The Board of Directors recommends that stockholders vote FOR the approval of the Titan International, Inc. Executive Short-Term Incentive Plan.

Subject to stockholder approval the board has adopted the Titan International, Inc. Executive Short-Term Incentive Plan (Plan).  The purpose of the Plan is to provide certain executive officers with annual cash incentive opportunities, based on the achievement of performance goals.

The Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Pursuant to section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the Company's principal executive officer and the other three highest compensated officers (other than the Company's principal financial officer).  An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in section 162(m) for qualified performance-based compensation.  One such requirement is for stockholders to approve the material terms of the performance goals under which compensation is to be paid.  Accordingly, the Company is asking its stockholders to approve the material terms of the performance goals, in accordance with section 162(m).

The effective date of the Plan is January 1, 2013, subject to stockholder approval.  While the Plan has a term of five years, the Compensation Committee may amend, suspend or terminate the Plan at any time.  The following is a summary of the principal features of the Plan.  This summary is qualified in its entirety by reference to the complete text of the Plan (attached as Appendix A).  Stockholders are encouraged to read the Plan in its entirety.

Administration and Participation
The Plan is administered by the Compensation Committee, which has the authority to designate performance goals and objectives and determine the amount of awards granted under the Plan.  Individuals who occupy the positions of Chief Executive Officer, Chief Financial Officer, Executive Vice-President, President - Titan Wheel Corporation and President - Titan Tire Corporation as well as any other Company executives specifically designated by the Compensation Committee are eligible to participate in the Plan.

Performance Goals and Objectives
Within the first 90 days of the Company's fiscal year (which is the calendar year), the Committee will establish the performance goals and objectives applicable to each award under the Plan for that year.  For each year that the Plan is in effect, the Committee may use one or more performance goals and may change the performance goals and targets from year to year. The performance goals and objectives may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) operating profit after capital charge; or (xv) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company's business.

Performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years.  When establishing the performance goals and objectives, the Compensation Committee may adjust the method of calculating the attainment of performance objectives, for one or more of the following reasons: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards; (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; or (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.  Pursuant to the terms of the Plan, any adjustment shall be set forth in objective terms meeting the requirements for performance-based compensation under section 162(m).

Important Facts About Awards
Under the Plan, each participant will be eligible to receive an incentive payment based on the achievement of the pre-established goals set by the Compensation Committee.  If a participant terminates employment before the last day of the fiscal year by reason of death, disability or retirement, a payout based on performance and the period of employment during the year will be made.  Participants employed on the last day of the year, but not for the entire year, will receive a payout based on performance and prorated for that part of the year for which they were participants.  If the participant is deceased at the time of an award payment, the payment will be made to the participant's estate.

If a participant's negligent, intentional or gross misconduct contributes to the Company's having to restate all or a portion of its financial statements, the participant will be required to reimburse the Company for any payments received under the Plan.

The maximum dollar amount that any participant may be paid in any single year under the Plan may not exceed $5 million.

Additional Awards
Nothing in the Plan precludes the Company from making additional payments or special awards to Plan participants outside of the Plan that may or may not qualify as “performance-based” compensation under section 162(m).

Amendment & Termination of Plan
The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion (including at any time following the close of a performance period and prior to the date payment is made).  The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 or the Code.

No participant is vested in any incentive award payable under the Plan.  A participant is not entitled to payment under the Plan in advance of actual receipt by the participant of the payment.

Plan Benefits
Subject to stockholder approval of the Plan, target award opportunities for the executive officers for 2013 performance under the Plan are set to be a maximum of $10 million for the five listed officers.

PROPOSAL #4 - To Approve a Non-Binding Advisory Resolution on Executive
Compensation

The Board of Directors recommends that stockholders vote FOR the approval of a non-binding advisory resolution on executive compensation.

As required by Section 14A of the Securities Exchange Act of 1934, the Company is asking stockholders to vote on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (SEC), including in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the Compensation Discussion and Analysis section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.

The Board of Directors is requesting the support of the Titan's stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

Accordingly, the Board of Directors asks stockholders to vote FOR the following resolution at the Annual Meeting:
“The stockholders of Titan International, Inc. hereby approve the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2013 Annual Meeting of Stockholders, including the sections entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers.”

The vote on the compensation of executive officers is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and Compensation Committee will consider the outcome of this vote when making future compensation decisions for the named executive officers.

The Board of Directors has determined that the Company will hold an advisory vote on executive compensation annually.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm Grant Thornton LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2012. Fees paid to the independent registered public accounting firm Grant Thornton LLP included the following:

Audit Fees For the year ended December 31, 2012, Grant Thornton LLP billed the Company $1,081,125 for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports and statutory audits of foreign subsidiaries.

2012
Financial statements and internal controls	$1,081,125

Audit Related Fees For the year ended December 31, 2012, Grant Thornton LLP billed the Company $949,931.

2012
Acquisitions and consultations	$840,081
Employee benefit plan compliance	109,850
$949,931
In addition to the fees detailed above, out-of-pocket and administrative fees paid to Grant Thornton LLP totaled $163,623 for the year ended December 31, 2012.

Audit Committee Pre-Approval The services provided by the independent registered public accounting firm Grant Thornton LLP have been pre-approved by the Audit Committee as required by and described in the Company's Audit Charter.

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm PricewaterhouseCoopers LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2011. Fees paid to the independent registered public accounting firm PricewaterhouseCoopers LLP included the following:

Audit Fees For the years ended December 31, 2011, PricewaterhouseCoopers LLP billed the Company $760,000 for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports and statutory audits of foreign subsidiaries.

2011
Financial statements and internal controls	$730,000
Statutory audits of foreign subsidiaries	30,000
$760,000

Audit Related Fees For the years ended December 31, 2011, PricewaterhouseCoopers LLP billed the Company $371,000.

2011
Acquisitions, consultations and merger	$238,000
Employee benefit plan compliance	133,000
$371,000

Tax Fees For the years ended December 31, 2011 and 2010, PricewaterhouseCoopers LLP billed the Company $136,000.

2011
Tax return preparation and compliance	$136,000

In addition to the fees detailed above, out-of-pocket and administrative fees paid to PricewaterhouseCoopers LLP totaled $168,000 for the year ended December 31, 2011.

Audit Committee Pre-Approval The services provided by the independent registered public accounting firm PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee as required by and described in the Company's Audit Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) is composed of four independent non-employee directors. The Board of Directors (Board) has determined that the members of the Committee satisfy the requirements of the New York Stock Exchange (NYSE) with respect to independence, experience and financial literacy. Mr. Quain met the requirements of the NYSE as the “financial expert” of the Committee. The Committee operates under a written charter adopted May 18, 2000, and amended January 20, 2004. This charter is available on the Company's website: www.titan-intl.com.

The Committee has met quarterly with management, internal audit and the independent registered public accounting firm, individually and together, to review and approve the financial press releases, Form 10-Q and Form 10-K reports prior to their filing and release of earnings for 2012. The Committee has met in executive sessions and makes reports to the Board. The Committee has been active in the Sarbanes-Oxley 404 process and met as often as necessary to ensure that the process is on-going and the Company meets the year end December 31, 2012, requirements. Mr. Febbo has attended Sarbanes-Oxley 404 training and is a participant in the Company's risk assessment meetings. The Audit Committee met a total of seven times in 2012.

The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter, the New York Stock Exchange and the Securities and Exchange Commission. The Committee has reviewed the Audit Committee Charter and has found it complies with the requirements of the New York Stock Exchange. The Audit Committee recommended that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

The Committee has selected Grant Thornton LLP (GT) to serve as the independent registered public accounting firm for the Company for 2013 with stockholders' approval. The Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Committee has discussed with GT the matters required by SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Committee meets independently with GT to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. GT reported to the Committee that there were no unresolved matters with management to report. The Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Erwin H. Billig
Mitchell I. Quain
Anthony L. Soave

DIRECTORS CONTINUING IN OFFICE

Directors continuing in office as Class II Directors whose terms expire at the Annual Meeting of Stockholders in 2014, are as follows:

Richard M. Cashin Jr.
Mr. Cashin is Managing Partner of One Equity Partners LLC, which manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee. Prior to that time, Mr. Cashin was president of Citicorp Venture Capital, Ltd., where he was employed from 1980 to 2000. Mr. Cashin is also a trustee for the Boys Club of New York, American University in Cairo, Central Park Conservancy, Jazz at Lincoln Center, Brooklyn Museum, the National Rowing Foundation (Chairman), TOUCH Foundation, and is co-Chairman of the New York City Investment Fund. Mr. Cashin, who is 59 years old, became a director of the Company in 1994. Mr. Cashin serves on following committees: Compensation Committee (Chairman) and Nominating/Corporate Governance. Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Director's overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.

Albert J. Febbo
Mr. Febbo retired from GE after 30 years; 18 years in sales and marketing leadership roles in GE's U.S. and Europe plastics business, and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He launched and is a partner in BOOMVOTE.COM, a social networking internet business. Mr. Febbo, who is 73 years old, became a director of the Company in 1993. Mr. Febbo serves on the following committees: Audit (Chairman), Compensation and Nominating/Corporate Governance. Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing and leadership in global organizations that enhances the Board of Director's overall qualifications. Mr. Febbo's tenure at such a large and complex organization as General Electric affords him valuable perspective as Titan expands and changes. Mr. Febbo's marketing experience in the plastics and automotive industries is a major contribution to the Company's long-range planning.

Mitchell I. Quain
Mr. Quain is Chairman of Magnetek, Inc., an industrial controls supplier. He also serves on the boards of Hardinge, Inc. and RBC Bearing, Inc. as well as a number of private companies. Mr. Quain, who is 61 years old, became a director of the Company in 1999. Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards. Mr. Quain serves on the following committees: Nominating/Corporate Governance (Chairman), Audit and Compensation. Mr. Quain possesses particular knowledge and experience in accounting, finance, capital structure and acquisitions that enhances the Board of Director's overall qualifications. Mr. Quain's banking background, combined with his academic knowledge, allows him to help guide the Company in significant financial and accounting matters.

Directors continuing in office as Class III Directors whose terms expire at the Annual Meeting of Stockholders in 2015, are as follows:

Erwin H. Billig
Mr. Billig is director and chairman of MSX International. From 1992 to 1999 he served as vice chairman of Masco Tech, Inc., and from 1986 to 1992 Mr. Billig was president and Chief Operating Officer of Masco Tech, Inc. Mr. Billig, who is 86 years old, is Vice Chairman of the Board of Titan and became a director of the Company in 1992. Mr. Billig serves on the following committees: Audit, Compensation and Nominating/Corporate Governance. Mr. Billig's work experiences provide in-depth knowledge and experience in sales, marketing, international operations and regulatory affairs that enhances the Board of Director's overall qualifications. Mr. Billig's vast leadership skills and understanding of Titan's core business and its relationship with international businesses contributes to the overall success and direction of the Company.

Anthony L. Soave
Mr. Soave is President, Chief Executive Officer and founder of Soave Enterprises LLC, a Detroit-based holding company that owns and operates businesses in distribution, environmental and metals recycling, as well as other diversified industries. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 73 years old, became a director of the Company in 1994. Mr. Soave serves on the following committees: Audit, Compensation and Nominating/Corporate Governance. Mr. Soave possesses particular knowledge and experience in sales, distribution and leadership in diversified businesses that enhances the Board of Director's overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock based incentive compensation to attract and retain qualified directors to serve on the Board. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each Company director, with the exception of Mr. Taylor, receives an annual director fee of $75,000 dollars. In lieu of this annual director fee, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of stock options for 10,000 shares of the Company's common stock at the conclusion of each annual meeting of stockholders at which such director is elected, re-elected or continuing in office. Such options will vest and become exercisable immediately and expire 10 years from the date of the grant.

The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee receives an additional $15,000 annual cash payment for this position. The Financial Expert receives an additional $7,500 annual cash payment for this role. The Company pays each director, with the exception of Mr. Taylor, a fee of $500 dollars for each Board of Director (Board) or committee meeting attended. Titan also reimburses out-of-pocket expenses related to the directors' attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Financial Expert Fee	Meeting Fee
$75,000	$22,500	$15,000	$7,500	$500

The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives. The Company does not have any other consulting contracts or arrangements with any of its directors. The Company's directors are not subject to minimum Titan common stock ownership requirements. However, at December 31, 2012, the directors owned approximately 4.9% of the Company's common stock.

DIRECTOR COMPENSATION TABLE FOR 2012

Name of Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
J. Michael A. Akers (b)	$77,000	$─	$—	$─	$ ─	$ ─	$77,000
Erwin H. Billig (c)	182,000	─	─	─	─	─	182,000
Richard M. Cashin Jr.	18,000	─	200,881	─	─	─	218,881
Albert J. Febbo	104,500	─	─	─	─	─	104,500
Mitchell I. Quain	29,500	─	200,881	─	─	─	230,381
Anthony L. Soave	7,000	─	200,881	─	─	─	207,881
Maurice M. Taylor Jr. (d)	─	─	─	─	─	─	—

(a)
The amounts included in the “Option Awards” columns represent the grant date fair value of stock option awards determined in accordance with Accounting Standards Codification (ASC) 718 Compensation - Stock Compensation.

(b)	J. Michael A. Akers resigned from the Titan board effective December 31, 2012.

(c)
The Company pays Mr. Billig, the Vice Chairman of the Board, an annual fee of $100,000 to carry out his responsibilities, which include operational matters, as well as corporate development initiatives.

(d)
See Summary Compensation Table for disclosure related to Maurice M. Taylor Jr. who is also the Chief Executive Officer of the Company. Mr. Taylor receives no director or meeting fees for his service on the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The following table summarizes the current membership of each committee and the number of meetings held by each committee during 2012:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
J. Michael A. Akers	X	─	─	─
Erwin H. Billig	X	X	X	X
Richard M. Cashin Jr.	X	─	Chair	X
Albert J. Febbo	X	Chair	X	X
Mitchell I. Quain	X	X	X	Chair
Anthony L. Soave	X	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─

2012 Meetings	6	7	1	1

X - denotes committee member    Chair - denotes committee Chairman         ─ denotes not a member

Board of Directors
The Board of Directors, which met six times in 2012, has established the following committees of the Board:
Audit Committee consisting of Messrs. Billig, Febbo, Quain and Soave;
Compensation Committee consisting of Messrs. Billig, Cashin, Febbo, Quain and Soave;
Nominating/Corporate Governance Committee consisting of Messrs. Billig, Cashin, Febbo, Quain and Soave.

The Board of Directors approves nominees for election as directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committees, with the exception of Mr. Akers who attended four of the six applicable meetings and was recused from the other two applicable meetings. The Board and Committee meetings are presided over by their Chairman. If the Chairman is unavailable, the directors present appoint a temporary presiding chairman to preside at the meeting.

Audit Committee
The Audit Committee, which met seven times in 2012, retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board. The Audit Committee meets with the independent registered public accounting firm with and without management present. Mr. Quain meets the qualifications of a “financial expert” as defined by the Securities and Exchange Commission and has accounting or related management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee
The Compensation Committee, which met one time in 2012, provides oversight of all executive compensation and benefit programs. The committee reviews and approves corporate goals and makes recommendations accordingly to the Board regarding the salaries and all other forms of compensation of the Company's executive officers.

Governance Committee
The Nominating/Corporate Governance Committee met one time in 2012, and provides guidance and assistance to the Board of Directors in discharging the duties and responsibilities related to corporate governance principles and practices of the Board and the Company. The committee is responsible for identifying, screening and nominating candidates to serve as directors of the Company.

BOARD LEARDERSHIP STRUCTURE

The Company's Board of Directors is currently comprised of five non-employee directors and one employee director. Mr. Taylor has served as Chairman of the Board and Chief Executive Officer from 2005, and has been a member of the Board since 1993, when Titan became a public company. In 2005, the Board designated Mr. Billig as Vice Chairman. The Company believes that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Vice Chairman, benefits Titan and its stockholders.

The Company recognizes that different board leadership structures may be appropriate for companies in other situations, and believes that no one structure is suitable for all companies. Titan believes the current Board leadership structure is optimal because it demonstrates to Company customers, employees, suppliers and stockholders that Titan has unified leadership, with the same individual establishing the tone and overall responsibility for managing the Company's operations. Having a single leader as both the CEO and the Chairman of the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. The Company's Board of Directors believes Titan is currently well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same individual, the Board believes it is appropriate for a non-employee Director to serve as Vice Chairman. The Company's Vice Chairman, Mr. Billig: (i) assists with operational matters; (ii) assists with corporate development initiatives; (iii) coordinates with the Chairman of the Board and Chief Executive Officer in establishing agendas and topic items for Board meetings; and (iv) performs such other functions as the Company's Board of Directors may designate from time to time.

The Company's Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Company's Board is responsible for overseeing Titan's risk management process. The Board focuses on Titan's general risk management strategy and the most significant risks facing Titan, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee Chairman oversight of Titan's risk management process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities. Committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

Titan's management is responsible for day-to-day risk management. The Company's Internal Audit team serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for ongoing business. This oversight includes identifying, evaluating and addressing potential risks that may exist at the company, strategic, financial, operational, and compliance and reporting levels.

The Company's Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risk Relating to Employee Compensation Policies and Practices
The Company's Board of Directors believes that any risk relating to compensation policies and practices for Titan employees is not reasonably likely to have a material adverse effect on the Company at this time.
In examining risk relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company's opinion this business does not lend itself to or incentivize significant risk taking by Company employees.

•
The compensation practices for the Company's non-bargaining employees and management have been established over several decades; in the Company's opinion these practices have not promoted significant risk taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

BOARD DIVERSITY PROCESS

The Company is required to disclose whether the Board considers diversity in identifying nominees for director. The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Company does not have a formal written diversity policy; however, the Company's Corporate Governance policies take diversity into account when directors are selected, which the Board has determined is an effective procedure for Titan at this time.

Involvement in Legal Proceedings
The Company is not aware of any director or executive officer of the Company that was involved in material legal proceedings requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
Titan International, Inc. and its subsidiaries (Titan or the Company) hold the position of being a global wheel, tire and undercarriage industrial group servicing customers across its target markets. As a leading manufacturer in the off-highway industry, Titan produces a broad range of specialty products to meet the specifications of original equipment manufacturers
(OEMs) and aftermarket customers in the agricultural, earthmoving/construction and consumer markets. Titan's agricultural market includes rims, wheels, tires and undercarriage systems and components manufactured for use on various agricultural and foresty equipment. Titan’s earthmoving/construction market includes wheels, tires and undercarriage systems and components supplied to the mining industry, while the consumer market includes bias truck tires in Latin America, products for all-terrain vehicles (ATVs) and recreational/utility trailers.

As one of the few companies dedicated to off-highway wheel and tire products, Titan’s engineering and manufacturing resources are focused on designing quality products that address the needs of our end-users. Titan’s team of experienced engineers continually works on new and improved engineered products that evolve with today’s applications for the off highway wheel and tire markets. Additional information is available at the Company's website: www.titan-intl.com.

Overview
The Compensation Committee (the Committee) is empowered to review and approve the annual compensation package for the Company's executive officers. The executive officers are as follows:

Executive officer position	Officer name
Chairman and Chief Executive Officer	Maurice M. Taylor Jr.
Chief Financial Officer	Paul G. Reitz
Secretary (a)	Michael G. Troyanovich
Former executive officer positions
Treasurer (b)	Kent W. Hackamack
Secretary (c)	Cheri T. Holley
(a) Mr. Troyanovich was appointed Secretary on December 28, 2012
(b) Mr. Hackamack resigned as Treasurer of the Company effective December 28, 2012
(c) Ms. Holley resigned as Secretary of the Company effective December 28, 2012

Objective
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. To achieve these objectives the compensation program is designed to be fair and just to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience and job performance.

The Committee sets all compensation with regard to the Chief Executive Officer (CEO) of the Company. For the other executive officers of Titan, the CEO provides his compensation recommendation for these individuals to the Committee, who reviews and makes any changes as the Committee deems appropriate.

Philosophy
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. Accordingly, an important component of the Committee's compensation philosophy is to align the financial interests of the Company's executive officers with those of the Company's stockholders. To that end, the Committee has determined that the compensation package for executive officers shall consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of executive officers;

•	Bonus awards, when applicable, to reward performance for strategic business objectives;

•	Long-term incentive compensation, when applicable, to emphasize business objectives; and

•	Other benefits as deemed appropriate to be competitive in the market place.

The Committee's intent has been that executive base salaries, bonus awards and long-term incentive opportunities are aligned with manufacturing industrial companies that have similarities with the Company for comparable positions, based on available public data.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Philosophy (continued)
In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company's Chief Executive Officer regarding the total compensation for the other executive officers. The Committee also considered the historical compensation of each executive officer, from both a base salary and total compensation package perspective, in setting the 2012 compensation for the executives.

Compensation Committee Charter
The Committee has a charter to assist in carrying out its responsibilities. The Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

Formulas and Matrices
The Committee recognizes other companies may use different types of calculations and matrices to numerically decide what a compensation package should contain. However, the Committee believes any package that uses only such formulas and matrices would not be a complete representation of Titan's performance. The Committee's members use their extensive business experience and judgment including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages.

The Committee's philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Committee greater flexibility in carrying out its duties. The Committee feels it is in the best interest of the stockholders to retain the current executive officers. The executive compensation packages approved by the Committee's members using their business judgment are considered fair to the Company and the individuals, thus retaining the executives and their talent for the Company.

Subject to shareholder approval of the Titan International, Inc. Executive Short-Term Incentive Plan (Plan), the performance goals and objectives for the Plan have been designed using the Committee's business experience and judgment to best align executive compensation with the Company's actual performance.

Compensation Consultants Not Utilized by Committee
The Company's Compensation Committee uses no compensation consultants for its evaluation of the executive officers' or directors' compensation packages. However, the Committee did utilize Equilar, a market leader for benchmarking executive compensation that compared each named executive officer to a selected peer group for base salary and total compensation. Equilar is used by companies to obtain competitive compensation information from public proxy data as a resource for referencing executive compensation to aid the Compensation Committee with its compensation program.

Equilar Benchmarking for Comparison Purposes Only
Equilar is a market leader for benchmarking executive compensation that compares each named executive officer to a selected peer group for base salary and total compensation. As Titan is a manufacturer in the off-highway industry, Equilar obtained public compensation information relating to twenty public companies in the manufacturing and industrial businesses which include the following:

American Axle & Manufacturing	Federal Signal Corp	LKQ Corp	Robbins & Myers Inc
A O Smith	Gardner Denver Inc	Materion Corp	Stoneridge Inc
Applied Industrial Technologies Inc	Graco Inc	MSC Industrial Direct Co Inc	Valmont Industries Inc
Briggs & Stratton Corp	Joy Global Inc	Myers Industries Inc	Wabash National Corp
EnPro Industries, Inc.	Kaiser Aluminum Corp	Nordson Corp	Woodward, Inc
Equilar was used by the Company to obtain competitive compensation information from public proxy data as a resource for the Compensation Committee as a reference tool for comparison purposes only regarding Titan's executive officers' compensation.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Committee Background
The Company's Compensation Committee is made up of Mr. Richard Cashin, Mr. Erwin Billig, Mr. Albert Febbo, Mr. Mitchell Quain and Mr. Anthony Soave. Mr. Cashin is the Chairman and manages multi-billion dollar investments and commitments in direct private equity transactions for JP Morgan, where he is a member of the Executive Committee. Mr. Billig was formerly the president and Chief Operating Officer of Masco Tech, Inc. Mr. Febbo was formerly the Vice President of Sales and Marketing for General Electric. Mr. Quain has a long history in the financial markets. Mr. Soave runs multi-million dollar businesses. The Committee members are continually communicating with others in their own marketplaces to compare salaries. They review our competitors to see what is being paid to other executives in like fields. They will normally ask the CEO for his feedback.

The Compensation Committee takes into account whether or not stock based compensation is given as part of the executives' performance. The Committee awarded restricted stock in 2012 and stock options in 2011 and 2010. The Committee consults with other members of the Board of Directors regarding what is going on in their markets relating to compensation. Boards may hire consultants due to the fact they may not have the knowledge or experience of compensation practices of comparable companies. The Company's Board has five members that have extensive manufacturing experience and two members that have extensive global financial market experience. The Compensation Committee looks at competitors, checks what the markets are doing, and discuss among themselves both individual performance as well as the Company performance when making salary adjustments and bonus awards. The Compensation Committee also considers the results of the non-binding advisory resolution from the previous year's annual meeting.

Salary Level Considerations
Salary levels of the Company executives are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Committee considers: (i) the CEO's recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time, position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee members' own business experience and judgment as well as annual salary surveys, etc. The Compensation Committee members sit on other boards of directors and receive information such as annual salary surveys from different markets as well as the manufacturing industry. The Committee considers the Company's competitors' compensation, which comes from their public filings. The Committee's analysis is a subjective process, which utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of all of the factors as required by Item 402(b) of Regulation S-K as well as all the other information discussed above.
Salary adjustments for executives can be based on the CEO's recommendation to the Committee that their job performance may warrant a salary increase for each. The CEO will discuss the executives' job performance with the Committee and answer any questions that they may have regarding the recommendation. The Committee will consider the recommendation of the CEO as well as their personal interactions with each of the executives.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Salary Level Considerations (continued)
The Compensation Committee is looking at performance, annual surveys, the industry, competitors, etc. The Compensation Committee has four of the same members as the Audit Committee and Nominating/Corporate Governance Committee, which fosters good communication between the committees and the executives. The Committee receives information from each of the executives, which allows them to judge their individual performance as well as the Company's performance through their interaction with the executives.

Base Salary
Base salary is determined by evaluating the responsibilities of the executive position held, the individual's past experience, current performance and competitive marketplace conditions for executive talent. None of these items are weighted more than another. Salary levels are typically considered on an annual basis and there are no set merit increases in any given year. Based on a discussion of the above items, the executive salaries were approved by the Committee (except for Mr. Troyanovich) for the years of 2011, 2012 and 2013 are detailed below. Mr. Troyanovich was not an executive officer when the Committee approved the 2012 and 2013 base salaries.

	Year	M. Taylor	P. Reitz	M. Troyanovich (a)	K. Hackamack (b)	C. Holley (b)
Base Salary	2011	$800,000	$250,000		$290,000	$290,000
Base Salary	2012	1,000,000	300,000	$175,000	290,000	290,000
Base Salary	2013	1,000,000	350,000	210,000
(a) Mr. Troyanovich was not an executive officer until December of 2012.
(b) Mr. Hackamack and Ms. Holley are not executive officers in 2013.

Benchmarking Executive Base Salary
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2012 base salary, Mr. Taylor's base salary is approximately at the 90th percentile, Mr. Reitz's salary is approximately at the 15th percentile, Mr. Troyanovich's base salary is approximately at the 10th percentile, Mr. Hackamack's base salary is approximately at the 15th percentile, and Ms. Holley's base salary is approximately at the 10th percentile. The 50th percentile represents the median of salaries in the range. Higher percentiles (ie, 75th) represent higher salaries, while lower percentiles (ie, 25th) represent lower salaries.

Bonus
In addition to a base salary, each executive officer is eligible for a bonus. The Committee has no set bonus amount and does not use pre-established plan or formula for determining the amount. The Committee will determine the CEO's bonus, if any, taking into account the CEO's total compensation package along with the Company's performance related to financial and non-financial information. The CEO provides his recommendations regarding the other executive officers' annual cash bonuses to the Committee, which then reviews and makes any changes they may deem appropriate. The executive discretionary cash bonuses approved by the Committee (except for Mr. Troyanovich) for 2012 are listed under the “Summary Compensation Table” and detailed below. Mr. Troyanovich was not an executive officer when the Committee approved the bonuses for 2012.

Bonus	M. Taylor	P. Reitz	M. Troyanovich (a)	K. Hackamack	C. Holley
	$3,000,000	$300,000	$75,000	$100,000	$200,000
(a) Mr. Troyanovich was not an executive officer until December of 2012.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Cash Bonus (continued)
Mr. Taylor was awarded a bonus in the fourth quarter of 2012 of $3,000,000. Of this amount, $2,000,000 was paid in the fourth quarter of 2012. The remaining $1,000,000 is to be paid at Mr. Taylor's advisement. Mr. Taylor's bonus was based on the financial results in 2012 and the successful acquisitions of the Planet Group and Titan Europe. None of these items were weighted more than another, they were taken in their entirety.

Mr. Reitz, Mr. Hackamack and Ms. Holley's bonus paid in the fourth quarter of 2012 was based on the Compensation Committee's decision with input from Mr. Taylor. The Compensation Committee considered the roles these executives played in the 2012 financial results and the Planet Group and Titan Europe acquisitions. After considering the objectives above, the Compensation Committee awarded bonuses of $300,000 to Mr. Reitz; $100,000 to Mr. Hackamack; and $200,000 to Ms. Holley. Mr. Troyanovich became an executive officer after the fourth quarter 2012 Compensation Committee bonus determination. He was awarded a bonus of $75,000 in the fourth quarter of 2012 based on his job performance. This bonus was not approved by the Committee as Mr. Troyanovich was not an executive officer when the bonus was awarded.

Stock Options
The Committee during 2012 granted no stock options to the executive officers.

Stock Options	M. Taylor	P. Reitz	W. Campbell	K. Hackamack	C. Holley
Granted in 2012	None	None	None	None	None

Stock Awards
The Committee during 2012 granted restricted stock awards to the executive officers. The restricted stock vest over a four year period.

Stock Awards	M. Taylor	P. Reitz	M. Troyanovich (a)	K. Hackamack	C. Holley
Granted in 2012	None	30,000	7,500	10,000	15,000
(a) Mr. Troyanovich was not an executive officer until December of 2012.

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan. The Committee currently does not anticipate establishing such a plan.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Benchmarking Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2012 compensation, Mr. Taylor's total compensation is above the 90th percentile (excluding the special performance cash award is approximately at the 75th percentile), Mr. Reitz's total compensation is approximately at the 65th percentile, Mr. Troyanovich's total compensation is approximately at the 10th percentile, Mr. Hackamack's total compensation is above the 90th percentile (excluding employment agreement obligations is approximately at the 10th percentile), and Ms. Holley's total compensation is above the 90th percentile (excluding employment agreement obligations is approximately at the 10th percentile). The 50th percentile represents the median of total compensation in the range. Higher percentiles (ie, 75th) represent higher total compensation, while lower percentiles (ie, 25th) represent lower total compensation.

Employment Agreements
At December 31, 2012, the Company had outstanding employment agreements with certain of the executive officers and former executive officers of the Company selected by the Board of Directors. Mr. Taylor, Mr. Reitz, Mr. Hackamack and Ms. Holley are each a party to such an agreement. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company. In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), these agreements allow for the executive to elect the Change of Control provision.

In the event of a termination of the individual's employment within 60 days after the Change of Control, the executive is entitled to receive for the remaining term of the agreement, which expires in April 2014 for Mr. Taylor, Mr. Hackamack and Ms. Holley, and January 2014 for Mr. Reitz, the executive's compensation. Mr. Taylor would also be entitled to the employment agreement obligations regarding retirement, continuation of health and other benefits. Mr. Hackamack and Ms. Holley would be entitled to continuation of health and other benefits.
The Company's employment agreements for Mr. Taylor, Mr. Hackamack and Ms. Holley state that in the event the executive retires, the executive is entitled to receive medical, dental, life, and any other benefits that are supplied by the Company. This is an employment obligation that survives the agreement. The executive will pay the amount that is currently being paid by other executives. For example, if an executive pays $150 a month for these benefit coverages, then the retired executive would pay $150 for the benefit coverages. The benefits will change if the Company changes the benefits it provides its current executives.

The employment agreement for Mr. Taylor states that in the event the executive retires, the executive is entitled to receive total payments calculated at this time to be approximately $11.6 million. The timing of the payments is elected by the executive.

CEO Employment Agreement

The Company CEO, Mr. Taylor, plays an integral role in the Company's operations and acquisitions. Therefore, in February of 2012, the CEO's employment agreement was extended through April 2014.

CEO Special Performance Cash Award The CEO was entitled to a special performance cash award per the original employment agreement which was entered into in 2006. Per the original agreement, if the common stock price had increased above $15.24 per share, the difference above $15.24 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs over the four years following the employment agreement expiration date.

In December 2010, the CEO's employment agreement was amended and the special performance cash award was extended and amended. The amendment increased the strike price of the award. After the amendment, if the common stock price increased above $15.75 per share, the difference above $15.75 per share, if any, would be multiplied by one million two hundred fifty thousand and paid to the CEO as he instructs or over the four years following the employment agreement expiration date.

In March of 2012, the CEO exercised this award. The stock price on the exercise date was $25.97 and the total calculated value of the award on the exercise date was $12.8 million. This amount will be paid over a a four year period with the first payment made in 2012.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

CEO Employment Agreement Obligations Under the CEO's employment agreement, the Company will provide an employment agreement obligation to Mr. Taylor upon retirement per the employment agreement. The amount of the employment agreement obligation, if any, to be paid out will be determined at such time the CEO elects his contractual rights regarding retirement under his employment agreement. If or when the employment agreement obligation were to become applicable, the calculated value at December 31, 2012, would be approximately $11.6 million. The employment agreement obligation calculated value was actuarially determined using (i) a discount rate of 3.50%; and (iii) based upon a monthly benefit negotiated between the Committee and the executive of approximately $66,667 for Mr. Taylor.

CFO Employment Agreement
Mr. Reitz joined the Company in July 2010 as CFO. In 2011, Mr. Reitz entered into a three year employment agreement with the Company which was effective January 2011. This agreement provides that Mr. Reitz will not receive any separation benefits if he voluntarily leaves the Company. In the event the Company proceeds with commencement of steps to affect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares), this agreement allows for the executive to receive the remaining amount of money due him on this agreement, which would be comprised of salary and vacation due.

Previous Executive Officers' Employment Agreements
Mr. Hackamack and Ms. Holley, who were previously executive officers, have employment agreements which expire in April of 2014.

Previous Executive Officers Employment Agreement Obligations Under the other executive officers' employment agreements, the Company will provide for employment agreement obligations and make payments to Mr. Hackamack and Ms. Holley that are due upon retirement or termination. In 2012, Mr. Hackamack and Ms. Holley elected to take the funded retirement benefits prior to retirement which released the Company of all liability regarding these obligations. At the date of election, the funded retirement benefits totaled approximately $3.5 million for Mr. Hackamack and $2.9 million for Ms. Holley.

Executive Short-Term Incentive Plan
Subject to stockholder approval the board will adopt the Titan International, Inc. Executive Short-Term Incentive Plan (Plan) effective January 1, 2013.  The purpose of the Plan is to provide certain executive officers with annual cash incentive opportunities, based on the achievement of performance goals. While the Plan has a term of five years, the Compensation Committee may amend, suspend or terminate the Plan at any time.

The Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Pursuant to section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the Company's principal executive officer and the other three highest compensated officers (other than the Company's principal financial officer).  An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in section 162(m) for qualified performance-based compensation.  One such requirement is for stockholders to approve the material terms of the performance goals under which compensation is to be paid.  Accordingly, the Company is asking its stockholders to approve the material terms of the performance goals, in accordance with section 162(m). See Proposal #3 and Appendix A for additional information.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Potential Payments on Change of Control
The following amounts reflect the amount of compensation to certain of the named executive officers of the Company in the event of a change of control as of December 31, 2012. The Company's executive officers and former executive officers would receive cash compensation and employment agreement obligations per the respective agreements for the (i) Chairman and Chief Executive Officer (Mr. Taylor); (ii) Chief Financial Officer (Mr. Reitz); (iii) Executive Vice President of Corporate Development (Mr. Hackamack); and (iv) Vice President and General Counsel (Ms. Holley).

Change of Control Summary
The reason for the Change of Control provision is if the Company is purchased there is a good chance that the current executives would be terminated immediately upon the change of control. The definition of change of control in each of the employment agreements is set forth below. The election of the executive to terminate the agreement and receive change of control benefits is to compensate the executive, as the new company may not continue the executive's employment. The change of control payments at the election of the executive may be taken in a lump sum or payments may be issued over several years.

Change of Control Definition
For the purpose of the executives' employment agreements, a “change of control of the company” means:

(i)
any Person or two or more Persons acting in concert shall have acquired after the date hereof beneficial ownership (within the meaning of Rule13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of securities of the Company (or other securities convertible into such securities) representing 20% or more of the combined voting power of securities of the company entitled to vote in the election of directors; or

(ii)
any Person or two or more Persons acting in concert shall have acquired after the date hereof by contract or otherwise, or shall have entered into a contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over securities of the company (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the company entitled to vote in the election of directors; or

(iii)
consummation of any merger or consolidation with respect to which the Company or any Parent is a constituent corporation (other than a transaction for the purpose of changing the Company's corporate domicile) any liquidation or dissolution of the Company or any sale of substantially all of the assets of Company to another corporation.

If the executive terminates this agreement because of a change of control of the Company, Titan and/or its successor shall pay the executive 100% of his or her Base Salary or Adjusted Base Salary for the remaining employment term and provide fully vested supplemental retirement benefits to the executive.

The potential payments in the event of a change in control as of December 31, 2012, are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Cash compensation (see additional table)	$1,448,749	$363,462	$408,975	$423,076
Employment agreement obligations due in retirement/termination	11,604,511	n/a	166,980	20,240
Total	$13,053,260	$363,462	$575,955	$443,316

n/a = not applicable

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The cash compensation values were based on the executive's salary as if the change of control happened on December 31, 2012. The table below details the Company's executive's cash compensation payments that would be due in the event of a change of control:

Cash compensation due in the event of change of control	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Salary 2013	$1,000,000	$350,000	$290,000	$300,000
Salary 2014 (January to April) *	333,333	─	96,667	100,000
Vacation	115,386	13,462	22,308	23,076
Cash compensation	$1,448,719	$363,462	$408,975	$423,076

* Mr. Taylor's, Mr. Hackamack's and Ms. Holley's employment agreements expire April 2014 and Mr. Reitz's expires in December 2013.

In 2012, the Compensation Committee approved new salary amounts for Mr. Reitz and Ms. Holley which were effective January 1, 2013. The salary amounts in the table above are based on these newly approved salary levels.

Retirement or Voluntary/Involuntary Termination of Employment
If an executive officer retires or voluntarily/involuntarily terminates employment with the Company without a change of control, the executive would receive compensation payments for any unused vacation. The CEO and certain executive officers would be entitled to their contractual payments upon electing retirement or termination if that event becomes applicable.

The CEO at his sole discretion may elect to retire at the age of 60 and receive the Normal Supplemental Retirement Benefit. The value of the payments the CEO would receive under the Normal Supplemental Retirement Benefit was calculated as of December 31, 2012, to be $11.6 million for Mr. Taylor. These amounts are determined by an outside actuary. The election by the executive is that he or she can retire at 60 or continue to work until the end of their contract.

The payments due on retirement or voluntary/involuntary termination of employment are as follows:

Description	Mr. Taylor	Mr. Reitz	Mr. Hackamack	Ms. Holley
Cash compensation (Vacation)	$115,386	$13,462	$22,308	$23,076
Employment agreement obligations due in retirement/termination	11,604,511	15,180	166,980	20,240
Cash compensation	$11,719,897	$28,642	$189,288	$43,316

Conclusion
The Committee has reviewed the executive officer compensation packages of the named executive officers and former executive officers other than Mr. Troyanovich who was not an executive officer at the time of the review. Based on this review, the Committee finds these compensation packages, in the aggregate, to be fair and reasonable to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables will summarize the compensation for all of the Company's named executive officers and former executive officers as follows: (i) Chairman and Chief Executive Officer (Mr. Taylor), (ii) Chief Financial Officer (Mr. Reitz), (iii) Secretary (Mr. Troyanovich), (iv) Executive Vice President of Corporate Development (Mr. Hackamack), and (v) Vice President and General Counsel (Ms. Holley).

SUMMARY COMPENSATION TABLE

The 2012, 2011 and 2010 compensation for the Company's named executive officers was as follows:

Name and Principal Position as of December 31, 2012	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (a) Compensation	Total
Maurice M. Taylor Jr.	2012	$1,000,000	$3,000,000	$ ─	$ ─	$ ─	$ ─	$12,836,442	$16,836,442
Chief Executive Officer	2011	800,000	2,000,000	─	─	─	─	49,829	2,849,829
and Chairman (b)	2010	712,500	1,250,000	─	─	─	─	46,944	2,009,444

Paul G. Reitz (c)	2012	$300,000	$300,000	$624,900	$ ─	$ ─	$ ─	$14,663	$1,239,563
Chief Financial Officer	2011	250,000	200,000	─	260,319	─	─	12,227	722,546
	2010	106,587	100,000	─	62,385	─	─	—	268,972

Michael G. Troyanovich (d)	2012	$175,000	$75,000	$156,225	$ ─	$ ─	$ ─	$9,238	$415,463
Secretary

Kent W. Hackamack (e)	2012	$290,000	$100,000	$208,300	$ ─	$ ─	$ ─	$3,478,906	$4,077,206
Executive VP of	2011	290,000	100,000	─	97,620	─	─	16,731	504,351
Corporate Development	2010	270,417	100,000	─	152,492	─	─	15,865	538,774

Cheri T. Holley (f)	2012	$290,000	$200,000	$312,450	$ ─	$ ─	$ ─	$2,878,908	$3,681,358
Vice President and	2011	290,000	100,000	─	130,159	─	─	20,406	540,565
General Counsel (b)	2010	270,417	100,000	─	152,492	─	─	19,540	542,449

(a)
All other compensation for 2012 represents the following contributions as follows: Mr. Taylor, $12,775,000 in special performance cash award, $57,692 in unused vacation and $3,750 in 401(k) match; Mr. Reitz, $11,538 in unused vacation and $3,125 in 401(k) match; Mr. Troyanovich, $6,731 in unused vacation and $2,507 in 401(k) match; Mr. Hackamack, $3,462,175 in employment agreement obligations and $16,731 in unused vacation; and Ms. Holley, $2,858,427 in employment agreement obligations, $16,731 in unused vacation and $3,750 in 401(k) match. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining employees which is the plan they have been eligible to participate in from the start of their employment with the Company.

(b)	The Chief Executive Officer and Vice President & General Counsel are brother and sister.

(c)	Mr. Reitz joined the Company in July 2010 as Chief Financial Officer.

(d)	Mr. Troyanovich was appointed Secretary effective December 28, 2012.

(e)	Mr. Hackamack resigned as Treasurer of the Company effective December 28, 2012.

(f)	Ms. Holley resigned as Secretary of the Company effective December 28, 2012.

GRANTS OF PLAN-BASED AWARDS

The 2012 grants of plan-based awards for the Company's named executive officers were as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value
Name	Grant Date	Thresh-old	Target	Maxi-mum	Thresh-old	Target	Maxi-mum	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	of Stock and Option Awards
Mr. Taylor	n/a	─	─	─	─	─	─	─	─	─	─
Mr. Reitz	12/13/2012	─	─	─	─	─	─	#30,000	─	─	$20.83
Mr. Troyanovich	12/13/2012	─	─	─	─	─	─	#7,500	─	─	$20.83
Mr. Hackamack	12/13/2012	─	─	─	─	─	─	#10,000	─	─	$20.83
Ms. Holley	12/13/2012	─	─	─	─	─	─	#15,000	─	─	$20.83

n/a = not applicable

OUTSTANDING EQUITY AWARDS AT YEAR-END

The outstanding equity awards at year-end December 31, 2012, for the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Mr. Taylor	#94,768	─	─	$10.68	6/24/2015	─	─	─	─
	#94,768	─	─	$13.74	12/16/2015	─	─	─	─

Mr. Reitz	#2,143	#2,143	─	$15.75	11/15/2020	─	─	─	─
	#8,000	#12,000	─	$21.59	12/9/2021	─	─	─	─
	─	─	─	─	─	#30,000	$651,600	─	─

Mr. Troyanovich	#1,000	#1,500	─	$21.59	12/9/2021	─	─	─	─
	─	─	─	─	─	#7,500	$162,900	─	─

Mr. Hackamack	#12,222	#5,238	─	$15.75	11/15/2020	─	─	─	─
	#3,000	#4,500	─	$21.59	12/9/2021	─	─	─	─
	─	─	─	─	─	#10,000	$217,200	─	─

Ms. Holley	#12,222	#5,238	─	$15.75	11/15/2020	─	─	─	─
	#4,000	#6,000	─	$21.59	12/9/2021	─	─	─	─
	─	─	─	─	─	#15,000	$325,800	─	─

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the option exercises during 2012 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Taylor	n/a	─	─	─
Mr. Reitz	#2,857	$27,884	─	─
Mr. Troyanovich	n/a	─	─	─
Mr. Hackamack	n/a	─	─	─
Ms. Holley	n/a	─	─	─

n/a = not applicable

PENSION BENEFITS

The table illustrates the Company had no pension plan for any of the named executive officers. However, the CEO has an employment agreement that has certain payments due upon retirement or termination per the employment agreement, if that event were to become applicable (see Compensation Discussion and Analysis).

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Mr. Taylor	n/a	─	$─	$─
Mr. Reitz	n/a	─	─	─
Mr. Troyanovich	n/a	─	─	─
Mr. Hackamack	n/a	─	─	─
Ms. Holley	n/a	─	─	─

n/a = not applicable

NONQUALIFIED DEFERRED COMPENSATION

The Company had no nonqualified deferred compensation for any of the named executive officers:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year Ended
Mr. Taylor	$n/a	$─	$─	$─	$─
Mr. Reitz	n/a	─	─	─	─
Mr. Troyanovich	n/a	─	─	─	─
Mr. Hackamack	n/a	─	─	─	─
Ms. Holley	n/a	─	─	─	─

n/a = not applicable

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the Committee) was composed of five independent non-employee directors during 2012. The Board of Directors (Board) has determined that the members of the Committee are independent. The Committee provides oversight of all executive compensation and benefit programs. The Committee operates under a written charter adopted January 20, 2004, which is posted on the Company's website: www.titan-intl.com.

The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change.

Annual compensation for the Company's executive officers consists of base salary and bonus compensation. Salary levels of the Company executives are reviewed and are normally adjusted annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Committee considers: (i) the CEO's recommendations as to compensation for all other executive officers; (ii) the scope of responsibility, experience, time and position and individual performance of each executive officer, including the CEO; and (iii) compensation levels of other executives based on the Committee's own business experience and judgment. The Committee's analysis is a subjective process, which utilizes no specific weights or formulas of the aforementioned factors in determining executives' base salaries and the Committee uses no compensation consultants.

The Committee considers bonus compensation to be the primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Company's executive officers, and overall performance of the Company. Bonuses are based primarily upon: (i) performance of the Company; (ii) performance of the individual; and (iii) recommendation of the CEO. The purpose of awarding bonuses is to provide a special incentive to maximize individual performance and the overall performance of the Company. There are employment contracts for the executive officers, which are also considered.

In determining the total compensation package for the CEO for 2012, the Committee considered all of the factors discussed above. Additionally, the Committee considered the Company's performance, the success of the Company's facilities in meeting their objectives, the extent and timing of the additions to the Company during the year, the quality and efficiency of the Company's staff, and certain other factors relating to the Company's performance.

The Committee discussed director compensation and made suggestions to the Board. The Committee has completed an annual evaluation and in their opinion has met the requirements of their charter. The Committee has reviewed the Compensation Committee Charter and has found it complies with requirements of the New York Stock Exchange. The Committee makes a report to the Board when appropriate and met one time during 2012.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Erwin H. Billig
Albert J. Febbo
Mitchell I. Quain
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors (Board) has determined that five of the Company's seven directors are independent under the rules of the New York Stock Exchange during 2012. The independent directors are: Erwin H. Billig, Richard M. Cashin Jr., Albert J. Febbo, Mitchell I. Quain and Anthony L. Soave. The two directors who are not independent are J. Michael A. Akers, who resigned from the Board effective December 31, 2012, and Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board. Each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent under the standards of the New York Stock Exchange.

Meetings of Non-Employee Directors
When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for its Audit, Compensation and Nominating/Corporate Governance Committees. These Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Corporate Governance and Business Conduct Policies
The Company's Corporate Governance Policy and Business Conduct Policy are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Communication with the Board of Directors
Correspondence for any member of Titan's Board of Directors must be sent in writing to his attention:
c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. Any written communication will be forwarded to the Board for its consideration.

Director Nomination Process
The Nominating/Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating/Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating/Corporate Governance Committee evaluates candidates based on the qualifications for director described in its charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standards of the Securities and Exchange Commission and the New York Stock Exchange. The Nominating/Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating/Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees' qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the Bylaws, accompany the stockholder's recommendation. Any stockholder nominations for election as directors at the 2014 Annual Meeting must be delivered to Titan at the address set forth below, not later than November 28, 2013. All nominations must be sent to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301.

Director Attendance at Annual Meetings
The Company does not require its directors to attend the Annual Meeting of Stockholders. However, the directors attempt to attend this meeting.

REPORT OF THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Nominating/Corporate Governance Committee of the Board of Directors (the Committee) was composed of five independent non-employee directors and provides guidance to the Board of Directors (Board) regarding corporate governance guidelines during 2012. In addition, the Committee develops criteria, identifies, screens and nominates candidates for election to the Board, giving attention to the composition of the Board and its committees. The Committee operates under a written charter adopted January 20, 2004, and this charter is available on the Company's website: www.titan-intl.com.

The Committee recommended to the Board that Maurice M. Taylor Jr. stand for re-election as a Class I director based on approved criteria.

The Committee has accomplished the following per their charter: (i) oversight of the development and recommendation of a set of corporate governance guidelines; (ii) oversight of the evaluation of the Board and management; (iii) evaluation of the Committee and its success in meeting the requirements of the Charter; (iv) review and assurance of the adequacy of the Nominating/Corporate Governance Committee Charter; and (v) presentation of reports to the Board when appropriate. Mr. Febbo has attended the Company's Sarbanes-Oxley 404 training and is a participant in the Company's risk assessment meetings. The Committee met one time in 2012.

The Committee has given particular attention to corporate governance compliance issues established by the Securities and Exchange Commission and the New York Stock Exchange. The Company has posted its corporate governance guidelines on the Company's website.

Members of the Nominating/Corporate Governance Committee:

Mitchell I. Quain, Chairman
Erwin H. Billig
Richard M. Cashin Jr.
Albert J. Febbo
Anthony L. Soave

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 31, 2012, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each director and nominee for director, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	(a)	Percent
Allianz Global Investors Capital LLC 600 West Broadway, Suite 2900 San Diego, CA 92101	4,475,916	(b)	9.2%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	2,692,340	(b)	5.5%
Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,411,153	(b)	5.0%
Named Executive Officers & Directors
Anthony L. Soave	919,375		1.9%
Richard M. Cashin Jr.	817,193		1.7%
Maurice M. Taylor Jr.	457,514	(c)	0.9%
Mitchell I. Quain	164,750		0.3%
Erwin H. Billig	27,750		0.1%
Kent W. Hackamack	25,488		0.1%
Albert J. Febbo	23,750		*
Cheri T. Holley	22,276		*
Paul G. Reitz	10,143		*
Michael G. Troyanovich	7,285		*

All named executive officers & directors as a group (nine persons)	2,475,524		5.1%
___________________________ *Less than one percent.

(a)
Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated. Includes unissued shares subject to options exercisable within 60 days after December 31, 2012, as follows: Mr. Taylor, 189,536 shares; Mr. Soave, 37,500 shares; Mr. Quain, 37,500 shares; Mr. Cashin, 37,500 shares; Ms. Holley, 16,222 shares; Mr. Hackamack, 15,222 shares; Mr. Reitz, 10,143 shares, Mr. Febbo, 1,250 shares; Mr. Troyanovich, 1,000 shares; all named executive officers and directors as a group, 345,873 shares.

(b)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(c)
Includes 62,958 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 205,020 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the directors and executive officers of the Company and the persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2013. Mr. Reitz and Mr. Troyanovich were granted restricted stock in December of 2012. The Form 4's reporting these options were not filed until February of 2013.

RELATED PARTY TRANSACTIONS

The Company sells products and pays commissions to companies controlled by persons related to the chief executive officer of the Company. The related party is Mr. Fred Taylor and is Mr. Maurice Taylor’s brother. The companies which Mr. Fred Taylor is associated with that do business with Titan include the following: Blackstone OTR, LLC; FBT Enterprises; and OTR Wheel
Engineering. During 2012, 2011 and 2010, sales of Titan product to these companies were approximately $2.1 million, $2.6 million and $1.9 million, respectively. Titan had trade receivables due from these companies of approximately $0.2 million at
December 31, 2012, and approximately $0.0 million at December 31, 2011. On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $2.8 million, $2.3 million and $1.6 million during
2012, 2011 and 2010, respectively.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2014 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than November 28, 2013, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

If a stockholder intends to present a proposal at the Company's 2014 Annual Meeting of Stockholders without the inclusion of such proposal in the Company's proxy material and written notice of such proposal is not received by the Company on or before February 11, 2014, proxies solicited by the Board of Directors for the 2013 Annual Meeting of Stockholders will confer discretionary authority to vote on such proposal if presented at the meeting. Stockholders' proposals should be sent to: Michael G. Troyanovich, Secretary of Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Pursuant to rules of the Securities and Exchange Commission, services that deliver Company communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver a single copy of the Company's 2012 Annual Report to Stockholders including Form 10-K and Proxy Statement to multiple stockholders sharing the same address. Upon written request, Titan will promptly deliver a separate copy of the 2012 Annual Report including Form 10-K and/or Proxy Statement to any stockholder at a shared address. Stockholders may notify Titan of their requests by writing to Titan International, Inc., attention Investor Relations, 2701 Spruce Street, Quincy, IL 62301.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons, and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 5, 2013	Secretary

Appendix A - Titan International, Inc. Executive Short-Term Incentive Plan

TITAN INTERNATIONAL, INC.
EXECUTIVE SHORT-TERM INCENTIVE PLAN

Section 1.  PURPOSE

The purpose of the Titan International, Inc. Executive Short-Term Incentive Plan (Plan) is to advance the interests of Titan International, Inc. and its subsidiaries (Titan or the Company) by providing an annual incentive bonus to be paid to certain executive officers of the Company based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan as defined in Internal Revenue Code Section 162(m) of the Internal Revenue Service of 1986 as amended (Code) and payments under the Plan are intended to qualify for tax deductibility under Section 162(m). Payments under the Plan are intended to constitute performance-based compensation, and distributions are intended to be short-term deferrals (and, therefore, not deferred compensation), for purposes of Section 409A of the Code.

Section 2.  ADMINISTRATION

The Plan shall be administered by the Compensation Committee (Committee) of the Board of Directors of the Company (Board), which is composed solely of members of the Board that are outside directors, as that term is defined in Section 162(m) of the Code.  The Committee shall have the authority to grant awards under the Plan to executive officers of the Company.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

Section 3.  PERFORMANCE AWARDS

3.1.  Eligible Participants

Individuals who occupy the positions of Chief Executive Officer, Chief Financial Officer, Executive Vice-President, President - Titan Wheel Corporation and President - Titan Tire Corporation as well as any other Company executives specifically designated by the Committee are eligible to participate in the Plan (Eligible Participants).  Absent a specific designation by the Committee, participation in the Plan will be limited to the listed positions.

3.2.  Award Criteria

On or prior to the ninetieth day of each fiscal year of the Company (Performance Period) for which an award (Performance Award) is payable hereunder, the Committee shall establish the performance factors (Performance Measures) applicable to the award for that Performance Period, the objective criteria based on those Performance Measures pursuant to which the bonus for that Performance Period is to be payable (Performance Targets) and the amounts potentially payable based on the achievement or partial achievement of those Performance Targets.  The Committee shall have sole discretion to determine the Company Performance Measures and Performance Targets applicable to the Performance Award, and the method of Performance Award calculation.  Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) operating profit after capital charge; or (xv) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company's business.  Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award otherwise payable to an Eligible Participant.

The maximum dollar amount that any Eligible Participant may be paid in any single year under the Plan may not exceed $5 million.

3.3.  Payment of Awards

As soon as practicable after the Company's financial statements are available for the Performance Period for which the incentive compensation will be paid, the Committee shall determine the Company's performance in relation to the Performance Targets for that Performance Period.  The Committee shall certify in writing the extent to which Performance Targets were satisfied.

The Committee may provide, when it establishes Performance Measures under Section 3.2, that in determining the Company's performance in relation to the Performance Targets for the Performance Period, adjustments shall be made in the method of calculating attainment of performance objectives for one or more of the following reasons: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board (FASB); (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles (GAAP); or (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary items.  Any adjustment provided for pursuant to the foregoing shall be set forth in objective terms meeting the requirements for performance-based compensation under Section 162(m) of the Code.

Performance Awards shall be paid in cash within two and one-half months after the end of the Performance Period and shall be made in a manner that will cause Performance Awards paid hereunder to be short-term deferrals as described in Treas. Reg. Section 409A-1(b)(4).  Federal, state and local taxes will be withheld as appropriate.

Notwithstanding anything in the Plan to the contrary, an Eligible Participant shall not be vested in any Performance Awards and an Eligible Participant shall not be entitled to payment hereunder in advance of actual receipt by such Eligible Participant of the payment.

3.4.  Termination of Employment

To receive a Performance Award, the Eligible Participant must be employed by the Company or one of its subsidiaries on the last day of the Performance Period. If an Eligible Participant terminates employment before such date by reason of death, disability or retirement, a payout based on the time of employment during the Performance Period shall be distributed.  Eligible Participants employed on the last day of the Performance Period, but not for the entire Performance Period, shall receive a payout prorated for that part of the Performance Period for which they were Eligible Participants. If the Eligible Participant is deceased at the time of a Performance Award payment for which the Eligible Participant is eligible, the payment shall be made to the Eligible Participant's estate.

3.5.  Clawback Provision

Any Eligible Participant whose negligent, intentional or gross misconduct contributes to the Company's having to restate all or a portion of its financial statements shall be required to reimburse the Company for any payments received under this Plan, as determined by the Board of Directors, an authorized committee, or its designee.

Section 4.  AMENDMENT AND TERMINATION

The Committee may amend, suspend or terminate the Plan at any time (including but not limited to any time following the close of the Performance Period and prior to the date payment is made) in its sole and absolute discretion.  The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code.  Termination of the Plan shall not affect any Performance Awards previously paid under the Plan.

Section 5.  SECTION 162(M) COMPLIANCE

The Company intends that awards made pursuant to the Plan constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code.  Accordingly, the Plan shall be interpreted in a manner consistent with 162(m) of the Code.  If any provision of the Plan is intended to but does not comply with, or is inconsistent with, the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with, Section 162(m) of the Code.

Nothing in this Plan precludes the Company from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as “performance-based” compensation.

Section 6.  EMPLOYMENT RIGHTS

No provision of the Plan nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any Eligible Participant any right to be retained in the employ of the Company or affect or limit the right of the Company to terminate such employment.

Section 7.  TERM

7.1.  Effective Date

This Plan shall be effective January 1, 2013, provided the Plan is approved by Company stockholders at the next regularly scheduled meeting of Company stockholders following January 1, 2013 and provided that no payments are made hereunder for Performance Periods beginning on or after January 1, 2013 until such stockholder approval is obtained.  If Company stockholders do not approve the Plan herein, this Plan shall become null and void.  Notwithstanding the foregoing, nothing shall prevent the payment of awards on or after January 1, 2013 for the Performance Period ending on December 31, 2012.

7.2.  Expiration Date

Unless extended by appropriate Company action, this Plan shall expire December 31, 2017 except that such expiration shall not affect the payment of awards for the Performance Period ending on December 31, 2017.

Titan International, Inc.
2701 Spruce Street Quincy, IL 62301
www.titan-intl.com

TITAN INTERNATIONAL, INC.
2701 SPRUCE STREET
QUINCY, IL 62301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11.59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCK BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHE SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark "For All
The Board of Directors recommends you vote				Except" and write the number(s) of the
FOR the following:				nominee(s) on the line below
1. Election of Directors	☐	☐	☐
Nominees
01 Maurice Taylor, Jr.

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.					For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2013;					☐	☐	☐
3. To approve Titan International, Inc. short-term incentive plan;					☐	☐	☐
4. To approve a non-binding advisory resolution on executive compensation;					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjustment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TITAN INTERNATIONAL, INC.

The Proxy is Solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held on
Thursday, May 16, 2013 at 11:00 A.M. Eastern Time
at the Waldorf Astoria
301 Park Avenue
New York City, NY 10022-6897

The undersigned hereby constitutes and appoints Maurice M. Taylor Jr., Mike Troyanovich, and each of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in TITAN INTERNATIONAL, INC., at the Annual Meeting of Stockholders to be held on Thursday May 16, 2013 and at any adjournments thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR proposals 1, 2, 3 and 4.

Please note that if you are attending the Annual Meeting, proof of Titan Common Stock ownership as of the record date must be presented, in addition to valid photo identification.

Continued and to be signed on reverse side